Exhibit 15.2
March 14, 2023
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-238458) of Credit Suisse Group AG and Credit Suisse AG of our report dated March 14, 2023 relating to the financial statements of Credit Suisse AG and its subsidiaries (the “Bank”) and the Bank’s effectiveness of internal control over financial reporting, which appears in this Form 20-F.
/s/ PricewaterhouseCoopers AG